Exhibit 99.1

QC Holdings, Inc. Reports Solid Fourth Quarter Results to Cap Record Year

Fourth Quarter Revenues Improve 17.7% to $57.3 Million;
2007 Net Income Improves 59%

OVERLAND PARK, Kan.--(BUSINESS WIRE)--QC Holdings, Inc. (NASDAQ: QCCO) today announced results for the three months and year ended December 31, 2007. Highlights for the quarter included (compared to prior year’s fourth quarter):

  Net income of $3.7 million versus $3.9 million in prior year’s fourth quarter;
  $0.19 per diluted share, the same as fourth quarter 2006;
  a 17.7% increase in revenues to $57.3 million;
  adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property dispositions, of $8.7 million; and
  a $48.5 million special dividend paid to stockholders on December 27, 2007.

“We are pleased with our fourth quarter results, particularly given the difficult economic environment for retail and financial services companies in November and December of this year,” said QC Chairman and Chief Executive Officer Don Early. “Our ongoing focus on providing a convenient, customer-centric transaction helped drive an $8.6 million increase in revenues over prior year fourth quarter. This revenue growth was key to the 8.1% improvement in branch gross profit quarter-to-quarter.”

Highlights for the year ended December 31, 2007 included (compared to the prior year):

  a $5.4 million increase in net income to $14.6 million;
  $0.75 per diluted share versus $0.45 per diluted share in prior year;
  $0.85 per diluted share, exclusive of pre-tax costs and charges for activities to close 39 branches during 2007, the majority of which were consolidated into nearby branches, and to terminate the de novo process on eight branches that never opened (see discussion below);
  a 24.0% increase in revenues to $213.6 million; and
  a $14.4 million improvement in adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property dispositions (and pre-tax costs and charges as noted above), to $37.9 million.

Schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to net income, are provided below.

The results for the year ended December 31, 2007 include approximately $3.5 million ($2.1 million, or $0.10 per diluted share, after-tax) in costs and charges associated with the company’s activities to close 39 branches in various states (the majority of which were consolidated into nearby branches) and to terminate the de novo process on eight branches that never opened. The costs and charges included $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and approximately $82,000 for write-offs of deposits and severance costs. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC’s operating results and financial performance over time. Excluding these costs and charges, net income for the year ended December 31, 2007 totaled $16.7 million, or $0.85 per diluted share.

Fourth Quarter

The $8.6 million improvement in revenues quarter-to-quarter resulted from higher payday loan volume, which was driven by a higher number of branches due to the December 2006 acquisition of 51 South Carolina branches (the South Carolina branches), and the continued maturation of the group of branches added in 2005. QC loan originations increased 18.7% over fourth quarter 2006. The average loan (including fee) increased slightly to $369.19, as did the average fee (to $53.00) in fourth quarter 2007.

Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 15 months since September 30, 2006) increased 12.9%, or $5.9 million, to $51.8 million during the three months ended December 31, 2007. This increase is primarily attributable to the growth in revenues from the branches added during 2005. Fourth quarter 2007 revenues also include approximately $3.4 million from the South Carolina branches versus $1.2 million in prior year’s quarter.

Branch operating costs (i.e., non-loss costs) increased to $25.0 million during the three months ended December 31, 2007 compared to $22.6 million in the same prior year period. This increase reflects the operating expenses associated with the South Carolina branches, substantially offset by a reduction in expenses from branches that were closed/consolidated during 2007 and by controlled spending at existing branches.

During the quarter ended December 31, 2007, the company reported an increase in loan losses to $16.2 million compared to $11.2 million in the same 2006 period. The loss ratio totaled 28.4% versus 23.0% in fourth quarter 2006. The higher level of losses is consistent with QC’s experience throughout 2007, reflecting the challenging collection environment as customers manage through the difficult credit, financial and economic environment. QC’s collection rate was 44% of returned items in fourth quarter 2007 versus a collection rate of 52% in fourth quarter 2006. Comparable branches totaled $14.7 million in loan losses during the quarter. Losses were nearly $1 million higher quarter-to-quarter due to the South Carolina branches. These losses were partially offset by cash receipts through QC’s corporate collections department, including the sale of older debt of approximately $127,000 during the quarter.

QC’s branch gross profit in fourth quarter 2007 was $16.1 million, a $1.2 million improvement over prior year’s $14.9 million. Gross profit for comparable branches during fourth quarter 2007 increased $1.5 million to $15.7 million, with the improvements resulting from stronger results in the majority of states, partially offset by reduced profit from QC’s New Mexico branches due to the new, more restrictive payday loan legislation effective November 1, 2007.

Regional and corporate expenses increased to $9.1 million during the three months ended December 31, 2007 from $8.0 million in fourth quarter 2006. This increase is partially due to higher incentive compensation for home office and regional personnel quarter-to-quarter, as well as higher equity award compensation.

“Revenues from the group of branches added during 2005 grew approximately 34% quarter-to-quarter, helping to generate a $1 million improvement in gross profit. The gross margin during the quarter was 13.5% for the 2005 branches and 37.3% for branches added prior to 2005. This wide difference highlights the embedded growth opportunity in these 2005 branches as they continue the maturation process,” commented QC President and Chief Operating Officer Darrin Andersen.

“As we noted in the prior quarter, we expected a more difficult collection environment during the fourth quarter due to the ripple effect of the sub-prime loan and other related difficulties,” Andersen continued. “While our losses were higher, our ability to grow net revenues by nearly 10% during the quarter was important. Throughout our 23-year history, we have operated in various types of business cycles and managed through numerous macro-economic changes. As a result, we are well-positioned to manage through the current issues using a combination of thoughtful diligence and appropriate patience.”

Year Ended December 31

The company’s revenues grew $41.3 million, or 24.0%, to $213.6 million during the year ended December 31, 2007 versus 2006 as a result of increases in the number of branches, the number of customer transactions and average loan size.

Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 24 months since December 31, 2005) increased 15.1%, or $24.3 million, to $185.3 million during the year ended December 31, 2007 for the same reasons as noted in the quarterly discussion above. The South Carolina branches contributed revenues of $12.5 million during 2007. Revenues from de novo branches in 2006 and 2007 contributed $10.0 million and $1.2 million, respectively, and 2007 acquired branches added $2.4 million during the year.

Branch operating costs increased to $94.6 million from $87.1 million in prior year, primarily due to new and acquired branches, partially offset by reduced expenses associated with the closed/consolidated branches. At comparable branches, operating expenses increased slightly (approximately $1 million year-to-year), indicative of attention to appropriate staffing levels and controlled miscellaneous costs. Comparable branches averaged approximately $13,200 per month in operating expenses during 2007.

During the year ended December 31, 2007, the company reported loan losses of $54.4 million compared to $37.0 million in 2006. The company’s loss ratio increased to 25.5% during 2007 versus 21.5% in 2006. Comparable branches totaled $47.7 million in loan losses during 2007 compared to $35.4 million in the prior year. The less-favorable loss experience reflects a higher level of charge-offs (47.5% of revenues in 2007 versus 44.4% of revenues in 2006) and lower collection rate during 2007 as noted in the quarterly discussion above, partially offset by approximately $2.1 million received from the sale of older debt.

Branch gross profit increased approximately $16.4 million to $64.6 million during the year ended December 31, 2007. Exclusive of the costs and charges incurred during 2007 associated with the activities to close 39 branches and to terminate the de novo process on eight branches that never opened, branch gross profit totaled $66.2 million for the year ended December 31, 2007. Gross profit for comparable branches during 2007 increased by $11.0 million to $62.4 million from $51.4 million in prior year. Gross profit increased $2.8 million due to the South Carolina branches. The 2006 group of de novo branches contributed an additional $2.2 million in gross profit during 2007. Higher gross profit as a result of the sale of older debt and from branches acquired in 2007 was substantially offset by losses from de novo branches opened in 2007, closed/consolidated branches and unopened branches.

Regional and corporate expenses increased to $35.4 million during the year ended December 31, 2007 compared to $31.4 million in 2006 for the same reasons identified in the quarterly discussion above, and due to approximately $750,000 more in advertising and public awareness expenditures during 2007.

Business Outlook

“We are proud of the progress we made during 2007,” Early said. “In the process of serving more than 500,000 payday loan customers during 2007, our field personnel managed to score some of the industry’s highest customer satisfaction marks. It is through this superior service that we were able to grow our net revenues by nearly 18% over 2006. Just as significantly, our area and regional managers were able to contain operating expenses without sacrificing this quality customer service.

“As we enter 2008 with nearly $73 million in net loans receivable, we are well-positioned to capitalize on the momentum established during 2007. To the extent that the economy and markets continue to be volatile, we expect losses will run higher than historical averages, but remain within an acceptable range given the six to ten percent revenue growth expectations for 2008.

“With the completion of the $48.5 million special dividend in December, we have returned nearly $100 million to our stockholders through dividends and stock repurchases over the last two and a half years. Now that we have a more balanced capital structure, we are able to evaluate investment and return opportunities using a lower cost of capital hurdle. Given this, and our improvement in free cash flow due to the development of our newer branches, we have even greater flexibility to strengthen QC and increase stockholder value.”

QC will present its financial results for the three months and year ended December 31, 2007 in a conference call on February 7, at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial 888-679-8018, passcode 61843015. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on February 7. A replay of the audio portion of the presentation will be available online until the close of business on March 7, 2008. The replay can also be accessed by telephone until February 14, 2008, at 888-286-8010, code 12213555. Interested parties may pre-register for this conference call. Pre-registering is not required, but is recommended as it will provide immediate entry into the call and will facilitate the timely start of the conference. Pre-registration only takes a few moments and may be done anytime, including up to and after the call start time. To pre-register, please access https://www.theconferencingservice.com/ prereg/key.process?key=PD4J9VQFR.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 596 branches in 24 states at December 31, 2007. With more than 23 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 596 branches through a combination of de novo branches and acquisitions. During fiscal 2007, the company advanced approximately $1.3 billion to customers through payday loans and reported total revenues of $213.6 million.

Forward-Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) the increased leverage of the company as a result of the payment of a $48.5 million special cash dividend, (2) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, (7) integration risks and costs associated with future acquisitions, and (8) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Revenues
Payday loan fees	$ 42,822	$ 47,779	$ 152,354	$ 182,557
Other	5,915	9,494	19,928	31,027
Total revenues	48,737	57,273	172,282	213,584
Branch expenses
Salaries and benefits	11,490	12,451	44,027	47,046
Provision for losses	11,211	16,240	37,027	54,440
Occupancy	5,882	6,888	22,686	27,181
Depreciation and amortization	1,218	1,179	4,918	4,803
Other	4,035	4,447	15,470	15,560
Total branch expenses	33,836	41,205	124,128	149,030
Branch gross profit	14,901	16,068	48,154	64,554

Regional expenses	2,962	3,101	11,941	12,614
Corporate expenses	5,001	6,032	19,514	22,813
Depreciation and amortization	401	768	1,379	2,399
Interest expense (income), net	(2)	295	(317)	667
Other expense (income), net	139	(45)	338	2,001
Income before income taxes	6,400	5,917	15,299	24,060
Provision for income taxes	2,511	2,249	6,090	9,458
Net income	$ 3,889	$ 3,668	$ 9,209	$ 14,602

Earnings per share:
Basic	$ 0.20	$ 0.19	$ 0.46	$ 0.76

Diluted	$ 0.19	$ 0.19	$ 0.45	$ 0.75
Weighted average number of common shares outstanding:
Basic	19,429	19,029	19,981	19,283
Diluted	20,090	19,383	20,627	19,578
Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the year ended December 31, 2007, the company believes that excluding the various costs and charges incurred during 2007 associated with the activities to close 39 branches (the majority of which were consolidated into nearby branches) and to terminate the de novo process on eight branches that never opened, is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Year Ended December 31, 2006			Year Ended December 31, 2007
	GAAP	Non-GAAP Adjust-ments (a)	Adjusted	GAAP	Non-GAAP Adjust-ments (b)	Adjusted
Revenues
Payday loan fees	$ 152,354	$ -	$ 152,354	$ 182,557	$ -	$ 182,557
Other	19,928	-	19,928	31,027	-	31,027
Total revenues	172,282	-	172,282	213,584	-	213,584
Branch expenses
Salaries and benefits	44,027	-	44,027	47,046	(31)	47,015
Provision for losses	37,027	-	37,027	54,440	-	54,440
Occupancy	22,686	-	22,686	27,181	(1,558)	25,623
Depreciation and amortization	4,918	-	4,918	4,803	-	4,803
Other	15,470	-	15,470	15,560	(51)	15,509
Total branch expenses	124,128	-	124,128	149,030	(1,640)	147,390
Branch gross profit	48,154	-	48,154	64,554	1,640	66,194

Regional expenses	11,941	-	11,941	12,614	-	12,614
Corporate expenses	19,514	-	19,514	22,813	-	22,813
Depreciation and amortization	1,379	-	1,379	2,399	-	2,399
Interest expense (income), net	(317)	-	(317)	667	-	667
Other expense, net	338	-	338	2,001	(1,824)	177
Income before income taxes	15,299	-	15,299	24,060	3,464	27,524
Provision for income taxes	6,090	-	6,090	9,458	1,355	10,813
Net income	$ 9,209	$ -	$ 9,209	$ 14,602	$ 2,109	$ 16,711

Earnings per share:
Basic	$ 0.46	$ -	$ 0.46	$ 0.76	$ 0.11	$ 0.87
Diluted	$ 0.45	$ -	$ 0.45	$ 0.75	$ 0.10	$ 0.85

(a) There were no material adjustments related to the operations during the year ended December 31, 2006.

(b) These adjustments reflect the elimination of the costs and charges incurred during 2007 associated with the activities to close 39 branches and to terminate the de novo process on eight branches that never opened, including $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and $82,000 for write-offs of deposits and severance to employees.

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property dispositions) as a financial measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2007	2006	2007

Net income	$ 3,889	$ 3,668	$ 9,209	$ 14,602
Provision for income taxes	2,511	2,249	6,090	9,458
Depreciation and amortization	1,619	1,947	6,297	7,202
Interest expense	122	335	301	812
Non-cash losses on property dispositions	138	34	338	255
Stock option and restricted stock expense	275	466	1,234	2,138
Costs and charges with respect to branch closings/consolidation and terminations of de novo process (a)	-	-	-	3,464
Adjusted EBITDA	$ 8,554	$ 8,699	$ 23,469	$ 37,931

(a) For 2007, the adjusted EBITDA computation includes the costs and charges associated with the activities to close 39 branches and to terminate the de novo process on eight branches that never opened to provide a more comparable basis for evaluation.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2006	December 31, 2007
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 23,446	$ 24,145
Loans receivable, less allowance for losses of $2,982 at December 31, 2006 and $4,442 at December 31, 2007	66,018	72,903
Prepaid expenses and other current assets	3,028	3,290
Total current assets	92,492	100,338
Property and equipment, net	31,311	26,525
Goodwill	14,492	16,081
Other assets, net	4,652	6,636
Total assets	$ 142,947	$ 149,580

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 909	$ 1,321
Accrued expenses and other liabilities	10,876	10,898
Deferred revenue	4,558	5,277
Income taxes payable	531	769
Debt due within one year	16,300	28,500
Deferred income taxes	1,742	766
Total current liabilities	34,916	47,531
Non-current liabilities	598	2,834
Deferred income taxes	2,645	989
Long-term debt		46,000
Total liabilities	38,159	97,354

Commitments and contingencies
Stockholders’ equity	104,788	52,226
Total liabilities and stockholders’ equity	$ 142,947	$ 149,580
QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan and Average Fee)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
	Unaudited		Unaudited
Branch Data:
Number of branches, beginning of period	564	592	532	613
De novo branches opened	6	4	46	20
Acquired branches	51		51	13
Branches closed	(8)		(16)	(50)
Number of branches, end of period	613	596	613	596

Comparable Branch Data:
Total number of comparable branches	513	513	474	474
Comparable branch revenue	$ 45,875	$ 51,784	$ 160,985	$ 185,261
Percentage change		12.9%		15.1%
Comparable branch net revenues	$ 34,200	$ 37,076	$125,560	$137,583
Percentage change		8.5%		9.6%

Operating Data – Payday Loans:
Loan volume	$ 290,853	$345,204	$1,051,961	$ 1,265,260
Average loan (principal plus fee)	366.17	369.19	363.42	366.00
Average fee	52.92	53.00	53.08	52.85

Loss Data:
Allowance for loan losses:
Balance, beginning of period	$ 1,627	$ 3,591	$ 1,705	$ 2,982
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	1,355	851	1,277	1,460
Balance, period end	$ 2,982	$ 4,442	$ 2,982	$ 4,442

Provision for losses:
Charged-off to expense	$ 20,773	$ 27,437	$ 76,449	$ 101,442
Recoveries	(10,759)	(12,078)	(40,472)	(48,522)
Adjustment to provision for losses based on evaluation of outstanding receivables (a)	1,197	881	1,050	1,520
Total provision for losses	$ 11,211	$ 16,240	$ 37,027	$ 54,440

Provision for losses as a percentage of revenues	23.0%	28.4%	21.5%	25.5%
Provision for losses as a percentage of loan volume (all products)	3.8%	4.3%	3.4%	4.0%

(a) Amounts differ due to the inclusion of changes in the credit services organization liability in the provision for losses table.

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications